SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                                 (Amendment No.)


Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
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   [ ]   Confidential, for Use of the  Commission  Only  (as  permitted  by Rule
         14a-6(e)(2))
   [X]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              COMMUNITY BANCORP.
  ---------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                             COMMUNITY BANCORP.
                                 Derby Road
                                   Route 5
                            Derby, Vermont 05829

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 4, 1999

      The Annual Meeting of Shareholders of Community Bancorp. will be held at the Elks Club, Derby, Vermont, on Tuesday, May 4, 1999, at 5:30 p.m., for the following purposes:

      1. To elect three directors to serve until the Annual Meeting of Shareholders in 2002;

      2. To ratify the selection of the independent public accounting firm of A.M. Peisch & Company as the Corporation's external auditor for the fiscal year ending December 31, 1999; and

      3. To transact such other business as may properly be brought before the meeting.

      The close of business on March 9, 1999, has been fixed as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting.

                                       By Order of the Board of Directors,



                                       /s/ Rosemary M. Rowe
                                       ROSEMARY M. ROWE
                                       Secretary

Derby, Vermont
April 2, 1999

YOUR PROXY IS ENCLOSED. PLEASE FILL IN, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. IT IS IMPORTANT THAT YOU RETURN YOUR COMPLETED PROXY PROMPTLY.


                             COMMUNITY BANCORP.
                                 Derby Road
                                   Route 5
                            Derby, Vermont 05829

                               PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS
                                 May 4, 1999

      This proxy statement is furnished in connection with the solicitation of proxies by or on behalf of the Board of Directors of Community Bancorp. (the "Corporation") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 4, 1999, at 5:30 p.m. at the Elks Club in Derby, Vermont or at any adjournment or adjournments thereof. The proxy statement and accompanying proxy card are first being sent to shareholders on or about April 2, 1999.

      Proxy cards duly executed and returned by a shareholder will be voted as directed on the card. If no choice is specified, the proxy will be voted FOR the election of the three nominees set forth in the proxy; and FOR ratification of the selection of A.M. Peisch & Company as the Corporation's external auditor for 1999. If other matters are voted upon, persons named in the proxy and acting thereunder will vote in accordance with the recommendations of management pursuant to the discretionary authority conferred in the proxy. Any proxy may be revoked by written notice to the Secretary of the Corporation prior to the voting of the proxy.

      Only holders of record of the Corporation's shares of common stock outstanding as of the close of business on March 9, 1999, the record date for the meeting, will be entitled to notice of and to vote at the meeting. As of the record date, there were 3,289,069 shares of the Corporation's common stock issued and outstanding. Each share is entitled to one vote on all matters presented to the shareholders for vote.

      In accordance with Securities and Exchange Commission ("SEC") rules, the proxy card permits stockholders to designate whether they wish to vote "for","against", or "abstain" on any proposal, or to withhold authority to vote for one or more of the nominees for Director. Under Vermont law, in order for action to be taken on a matter, a quorum must exist as to that matter, which is defined for this purpose as a majority of the outstanding shares entitled to vote on the matter. While abstentions are counted in determining whether a quorum has been reached on a particular matter, broker non-votes (as defined below) are not counted as they are not deemed to be entitled to vote on such matter. A broker non-vote will occur when a broker who holds shares in street name for a customer does not have the authority under applicable stock exchange or broker self-regulatory organization rules to cast a vote on a particular matter because the matter is deemed non-discretionary and the broker's customer has not furnished voting instructions. Abstentions and broker non-votes are tabulated as follows: In matters requiring the affirmative vote of at least a majority of the votes cast "for" and "against," abstentions and broker non-votes are not counted and will not affect the outcome of the vote. In matters requiring the affirmative vote of at least a majority of all of the Corporation's common stock, abstentions and broker non-votes will have the effect of a vote against the proposal. In the election of directors, which is by plurality of the votes cast, broker non-votes will not affect the outcome of an uncontested election, but will have the effect of aiding the challenger in a contested election.

      All expenses of this solicitation will be paid by the Corporation. This solicitation of proxies by mail may be followed by a solicitation either in person, or by letter or telephone by officers of the Corporation or by officers or employees of its wholly-owned subsidiary, Community National Bank (sometimes referred to in this proxy statement as the "Bank"). The Corporation has requested banks, brokers and other similar agents or fiduciaries to forward proxy materials to beneficial owners of stock and, if requested, will reimburse them for their costs.

                          PRINCIPAL SECURITYHOLDERS

      The following table shows the amount of common stock beneficially owned by all directors, nominees for director and executive officers of the Corporation as a group.


                                          Amount & Nature of Beneficial
                                            Ownership of Common Stock
                                          -----------------------------
                                           Sole Voting    Shared Voting
                                          & Investment    & Investment     Percent of
                                              Power           Power         Class(1)
                                          -------------------------------------------

All Directors, Nominees & Executive
 Officers as a Group (12 in number)(2)       329,441          60,065         11.84%

--------------------
<F1>  Shareholdings are as of March 9, 1999, except for shares held through the Corporation's Retirement Savings Plan, which are as of June 30,
      1998, the date of the most recent Plan report.
<F2>  Share information for the group includes 44,679 shares held indirectly by three of the members of the group by virtue of their investment in the Community Bancorp. stock fund under the
      Corporation's Retirement Savings Plan.


      In addition, as of March 9, 1999, 216,359 shares (6.58% of the Corporation's issued and outstanding common stock) were held by the trust department of Community National Bank. It is the Bank's practice not to vote such shares unless instructions are received from the beneficial owner.

      Except as set forth above, the Corporation is not aware of any individual, group, corporation or other entity owning beneficially more than 5% of the Corporation's outstanding common stock. The Corporation has no other authorized class of stock.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and to furnish the Corporation with copies of all such reports. The Corporation has reviewed the copies of the Section 16 reports filed by the directors and officers, or written representations from them that no Forms 5 were required to be filed for 1998. Based solely on such review, and except as otherwise disclosed below, the Corporation believes that all Section 16 filing requirements applicable to its officers and directors for 1998 were complied with. Executive Vice President Alan Wing inadvertently failed to file a report on Form 4 relating to a sale of shares of the Corporation's common stock in April, 1998. The sale was reported on Mr. Wing's annual report on Form 5 for 1998.

                                  ARTICLE 1
                            ELECTION OF DIRECTORS

      The Articles of Association and the By-laws of the Corporation provide for a Board of no fewer than nine and no more than twenty-five directors, to be divided into three classes, as nearly equal in number as possible, each class serving for a period of three years. The Board of Directors presently consists of 10 members and the Board has voted to maintain the number of directors at 10 for the ensuing year. The directors in the class whose term will expire at the 1999 Annual Meeting of Shareholders are Thomas E. Adams, Jacques R. Couture and Richard C. White.

      Unless authority is withheld, proxies solicited hereby will be voted in favor of the three nominees, to hold office until the 2002 Annual Meeting of Shareholders or until their successors are elected and qualify. If for any reason not now known by the Corporation, any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or to fix the number of directors at fewer than ten, as the directors in their discretion may deem advisable.

      The following table sets forth certain information concerning each of the incumbent directors and other nominees:

                                                                                 Community Bancorp.
                                                                Director of         Common Stock
                                                                 Community       Beneficially Owned
                                    Principal                    Bancorp.          and Percent of
   Name and Age                     Employment                   Since(1)             Class(2)
-----------------------------------------------------------------------------------------------------

Nominees to serve (if elected) until 2002 Annual Meeting:
Thomas E. Adams        Owner, NPC Realty, Inc.                     1986          22,820(3)       .69%
Age 52                 Holland, VT

Jacques R. Couture     Dairy Farmer/Maple Producer                 1992           3,104(4)       .09%
Age 48                 Westfield, VT

Richard C. White       President, Chief Executive Officer          1983          62,729(5)      1.91%
Age 53                 and Director, Community Bancorp.;
                       and Community National Bank
                       Derby, VT

Incumbent Directors to serve until 2001 Annual Meeting:

Michael H. Dunn        Book Dealer                                 1998          60,056(6)      1.83%
Age 57                 Derby, VT

Marcel M. Locke        Proprietor, Parkview Garage                 1986           7,282(7)       .22%
Age 60                 Orleans, VT

Stephen P. Marsh       Vice President, Treasurer and               1998          42,735(8)      1.30%
Age 51                 Director, Community Bancorp.;
                       and Senior Vice President and
                       Cashier, Community National
                       Bank Derby, VT

Dale Wells             President,                                  1996           4,120          .13%
Age 53                 Dale Wells Building Contractor, Inc.
                       St. Johnsbury, VT

Incumbent Directors to serve until 2000 Annual Meeting:

Elwood Duckless        Past President,                             1987         111,940(9)      3.40%
Age 58                 Newport Electric Co.
                       Newport, VT

Rosemary M. Lalime     Principal Broker and Owner,                 1985          43,257(10)     1.32%
Age 52                 All Seasons Realty
                       Newport, VT

Anne T. Moore          Principal Real Estate Broker,               1993          38,395(11)     1.17%
Age 55                 Taylor Moore Agency, Inc.
                       Derby, VT
                       (insurance and real estate)

--------------------
<F1>   Each nominee and incumbent director is also a director of Community
       National Bank. The dates indicated in the table reflect only service on the Board of Directors of the Corporation and not Community
       National Bank.
<F2>   Except as otherwise indicated in the footnotes to the table, the named individuals possess sole voting and investment power over the shares listed. Shareholdings are as of March 9, 1999, except for shares held by Messrs. Marsh and White indirectly through
       participation in the Community Bancorp. stock fund under the
       Corporation's Retirement Savings Plan, which are as of June 30,
       1998, the date of the most recent Plan report.
<F3>   Includes 9,500 shares held in an IRA for Mr. Adams' benefit.
<F4>   Includes 1,617 shares held by Mr. Couture jointly with his wife, as to which voting and investment power is shared, and 44 shares held in a custodial account for Mr. Couture's minor child.
<F5>   Includes 27,329 shares indirectly owned by Mr. White by virtue of his participation in the Community Bancorp. stock fund under the
       Corporation's Retirement Savings Plan; 1,600 shares held by Mr.
       White jointly with his wife; and 4,363 shares held in an IRA for Mr.
       White's benefit. Mr. White has shared voting and investment power over the shares held jointly with his wife.
<F6>   Includes 7,505 shares held by a corporation of which Mr. Dunn is
       President and over which he has sole voting power.
<F7>   Includes 3,223 shares held by Mr. Locke jointly with his wife, as to which voting and investment power is shared.
<F8>   Includes 29,378 shares held by Mr. Marsh jointly with his wife, as to which voting and investment power is shared; and 12,517 shares indirectly owned by Mr. Marsh by virtue of his participation in the
       Community Bancorp. stock fund under the Corporation's Retirement
       Savings Plan.
<F9>   Includes 787 shares held by Mrs. Duckless; and 18,300 shares held by
       Mr. Duckless jointly with his wife. Mr. Duckless has voting and investment power over the shares held by Mrs. Duckless and the shares held jointly.
<F10>  Includes 2,975 shares held by Mrs. Lalime jointly with Charles
       Brown, as to which voting and investment power is shared.
<F11>  Includes 17,826 shares held in a trust for the benefit of Mrs.
       Moore's husband, as to which Mrs. Moore does not have voting or investment power and disclaims beneficial ownership.


Meeting Attendance

      The Corporation's Board of Directors held four regular meetings and four special meetings during 1998. Each incumbent director attended at least 75% of the aggregate of all such meetings. In addition, all of the Corporation's directors serve on the Bank's Board of Directors (which meets monthly) and on various Board committees. Each of the directors attended at least 75% of the scheduled Board and committee meetings.

      The Corporation's Board of Directors does not have a standing executive committee. Although the Board of Directors of the Corporation has no standing audit or compensation committees, similar functions are performed by the Bank's Board of Directors or its committees. The Bank's Board of Directors and its audit committee (also known as its Risk Management Committee) review the findings and recommendations of the Bank's independent public accountants, as well as the Bank's internal audit procedures, examinations by regulatory authorities and matters having a material effect on the Bank's financial position. The present members of the Bank's audit committee are Thomas Adams (Chairman), Rosemary Lalime, Elwood Duckless and Jacques Couture. During 1998 the Bank's audit committee met three times.

      The functions of the Bank's compensation committee (known as its Human Resources Committee) include reviewing and making recommendations to the Board concerning the compensation of the Bank's officers and employees. The present members of the Bank's Human Resources Committee are Michael Dunn, Marcel Locke, Stephen Marsh, Anne Moore, Dale Wells and Richard White. In addition, the Bank's Human Resources Officer attends meetings of the Committee but is not a member and does not vote on matters considered by the Committee. Mr. White and Mr. Marsh do not vote on matters affecting their own compensation. The Bank's Human Resources Committee met three times during 1998. A Report of the Human Resources Committee regarding executive compensation is set forth on pages 8-9 of this proxy statement.

Transactions with Management

      Some of the incumbent directors, nominees and executive officers of the Corporation, and some of the corporations and firms with which these individuals are associated, are customers of Community National Bank in the ordinary course of business, or have loans outstanding from the Bank, and it is anticipated that they will continue to be customers of and indebted to the Bank in the future. All such loans were made in the ordinary course of business, do not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Bank transactions with unaffiliated persons, although directors were generally allowed the lowest interest rate given to others on comparable loans.

Directors' Fees and Other Compensation

      Directors of the Corporation who are not salaried employees of the Bank receive an annual retainer of $4,000 for serving on the Board and a fee of $250 per Board meeting. During 1998, each director of the Corporation also served as a director of the Bank. Bank directors who are not salaried employees of the Bank receive an annual retainer of $4,000, a fee of $250 per Board meeting and a fee of $250 per committee meeting. In addition to the fees for meetings of the Bank's Board of Directors and its committees, each Bank director attends at least six meetings per year of the Bank's local advisory boards and receives a fee of $250 per meeting, except for Mr. White and Mr. Marsh, who do not receive any fees for such attendance. This fee structure is intended to compensate the Bank's directors for attendance at Board meetings as well as for the time spent by them in activities directly related to their service on the Board for which they receive no additional compensation, including but not limited to attendance at the annual directors' retreat and attendance at educational seminars or programs on pertinent banking topics.

      Directors who have served on the Board of the Corporation and/or the Bank for at least five years are entitled to receive upon retirement from the Board a lump sum payment of $1,000 for each year of Board service. For this purpose, service rendered as a director of the Corporation and of the Bank is not compensated separately. The retirement benefits under this arrangement represent a general unsecured obligation of the Corporation and no assets of the Corporation or the Bank have been segregated to satisfy the Corporation's obligations under the arrangement.

      From time to time directors perform evaluations of loan collateral for the Bank and are reimbursed for such services at the rate of $25 per hour.

Directors' Deferred Compensation Plan

Under the terms of the Corporation's Deferred Compensation Plan for Directors, directors of the Corporation and/or the Bank may elect to defer current receipt of some or all of their director fees. Deferrals are credited to a cash account which bears interest at the rate in effect for the Bank's three-year certificate of deposit, as adjusted from time to time. Payments are deferred until the participant's retirement, death or disability, or at an earlier or later date elected by the participant. Amounts deferred and accumulated interest represent a general unsecured obligation of the Corporation and no assets of the Corporation or the Bank have been segregated to satisfy the Corporation's obligations under the Plan.

Vote Required

      Election of a nominee for director will require a plurality of the votes cast in the election.

      The Board of Directors recommends a vote FOR Article 1.

                     REPORT OF HUMAN RESOURCES COMMITTEE

      The Bank's Human Resources Committee reviews and makes recommendations to the full Board on all compensation and benefits issues relating to the President and Chief Executive Officer ("CEO") and other executives of the Bank. The recommendations relating to the CEO are formulated at the time of Mr. White's annual performance evaluation, which usually occurs in June. Mr. White makes recommendations to the Committee with respect to the compensation of the other executive officers, which are then acted on by the Committee and recommended to the full Board.

      The Committee and Board believe they have designed a compensation package for the executive officers that will attract and retain competent senior management for the Bank and provide for appropriate rewards for both personal and Bank performance.

      To reach these objectives, the Bank provides for a base salary which is reviewed annually in relation to each individual's performance and a cash bonus as a short term incentive, the amount of which depends upon the Bank's performance. (The Bank's Officer Incentive Plan is described elsewhere in this proxy statement.) The Bank does not currently provide for long term incentives, such as stock options or similar benefits.

      In determining appropriate salary levels, the Committee and the Board review not only various individual and corporate performance indicators, but also annual salaries and short term incentives provided by similar companies to their senior officers. This data is obtained through salary surveys conducted by Sheehan & Company (Vermont Bankers' Association, Northern New England, and New England community banks with assets from $100 million to $249 million), Watson Wyatt & Company (national data, community banks with assets from $200 million to $500 million), the Bank Administration Institute (New England community banks with assets of $100 million to $499 million) and the Sheshunoff Company (national data, community banks with assets from $100 million to $249 million).

      In Mr. White's case, the Board's annual review process includes consideration of his self-evaluation covering certain key elements of his written job description, including strategic planning, establishment and overall implementation of operating policies, management of shareholder and community relations and regulatory matters. The Board also undertakes its own evaluation of Mr. White reviewing various matters, including leadership, planning and organization abilities, creativity and problem solving, CRA (community reinvestment) and compliance.

      Mr. White's strong performance in each of these areas resulted in the adjustment (effective July 1, 1998) of his annual base salary rate from $117,500 to $123,000, representing a 4.7% increase.

      The table below shows Mr. White's cash compensation (base salary and cash bonus) for 1997 and 1998 in relation to his peers at comparable companies, as indicated in the above-referenced surveys of 1997 executive compensation:


                     Mr. White
                       1997                            $139,152
                       1998                            $132,097
                     Sheehan & Company
                       Vermont Bankers' Assoc.         $127,400
                       Northern New England            $156,592
                       New England                     $172,417
                     Sheshunoff & Company              $173,591
                     Bank Administration Institute     $202,900
                     Watson Wyatt & Company            $210,100

                     Average                                        $177,283


      The Committee also reviews, and makes recommendations to the full Board relating to, major personnel policies including compensation and benefit programs for other officers and staff. The Committee oversees the administration of the Bank's Officer incentive Plan and the Corporation's 401(k) plan, including the investment performance of the trustee.

      The Committee comprises four non-employee directors plus the CEO and the Chief Financial Officer ("CFO"). Neither the CEO nor the CFO participates in recommendations or decisions pertaining to their own salary and benefits although CEO White does participate in recommendations and decisions regarding the CFO's compensation.

Community National Bank Human Resources Committee


      Thomas Adams *            Stephen Marsh
      Jacques Couture *         Anne Moore
      Michael Dunn *            Dale Wells
      Marcel Locke *            Richard White

--------------------
<F*>  Messrs. Adams and Couture served on the Committee until November,
      1998. Messrs. Dunn and Locke were appointed to the Committee at that time.


      Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the SEC, neither the foregoing report nor the material set forth below under the caption "STOCK PERFORMANCE GRAPH" shall be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934, nor shall such Report or such material be deemed to be incorporated by reference in any past or future filing by the Corporation under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended.

                           STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total shareholder return (stock price appreciation plus reinvested dividends) on the Corporation's common stock with the cumulative total return of the NASDAQ Composite Index and the NASDAQ Bank Stock Index for the five years ended December 31, 1998. Both indices are unmanaged indices maintained by NASDAQ.

                  Comparative Five-Year Stock Performance*


Quarter/     Community      NASDAQ       NASDAQ
  Year        Bancorp.     Composite     Banks
--------     ---------     ---------     ------

Dec-93        $100.00       $100.00      $100.00
Mar-94        $106.27       $ 95.71      $ 97.85
Jun-94        $112.62       $ 90.88      $109.85
Sep-94        $116.36       $ 98.39      $111.97
Dec-94        $109.44       $ 96.80      $101.11
Mar-95        $115.84       $105.20      $ 63.70
Jun-95        $119.68       $120.17      $ 77.75
Sep-95        $122.11       $134.34      $ 84.84
Dec-95        $122.94       $135.44      $ 82.56
Mar-96        $122.86       $141.79      $ 88.20
Jun-96        $131.15       $152.55      $ 97.44
Sep-96        $138.01       $157.95      $106.91
Dec-96        $144.15       $166.20      $118.98
Mar-97        $156.38       $157.27      $115.51
Jun-97        $163.71       $190.57      $131.58
Sep-97        $175.08       $219.22      $159.84
Dec-97        $195.69       $202.16      $143.62
Mar-98        $240.24       $227.92      $173.20
Jun-98        $231.31       $243.92      $191.92
Sep-98        $246.93       $207.56      $183.69
Dec-98        $213.71       $282.27      $262.52

<F*>  Cumulative total return assumes reinvestment of dividends


Assumes $100 invested at the close of trading day preceeding the first day of the fifth preceeding fiscal year in Community Bancorp. common stock, NASDAQ Composite, and NASDAQ Banks.

                           EXECUTIVE COMPENSATION

      The officers of the Corporation did not receive any compensation for services rendered to the Corporation in 1998, but did receive compensation for services rendered in their capacities as officers of the Bank.

      The following table sets forth the compensation paid to the President and Chief Executive Officer for services rendered to the Corporation and its subsidiaries, in all capacities during 1998 and in each of the preceding two years.

                         Summary Compensation Table
                             Annual Compensation



    Name and Principal                                                 All Other
         Position               Year     Salary(1)     Bonus(2)     Compensation(3)
-----------------------------------------------------------------------------------

Richard C. White,               1998     $122,266      $11,831          $23,396
  President, CEO & Director     1997      117,662       21,490           23,138
                                1996      109,000       13,635           23,868

--------------------
<F1>  Includes voluntary salary deferrals by Mr. White pursuant to the
      Corporation's Retirement Savings (401(k)) Plan, as follows: 1998,
      6,604; 1997, $6,862; and 1996, $6,132.
<F2>  All bonuses were paid under the Corporation's Officer Incentive Plan
      (described below) in the year indicated, for services rendered in the prior year. Bonuses for services rendered in 1998 will be calculated and paid in the second quarter of 1999.
<F3>  Includes the following: (i) discretionary contributions made by the
      Corporation for Mr. White's account under the Corporation's
      Retirement Savings Plan, described below, as follows: 1998, 20,094;
      1997, $19,707; and 1996, $20,802; and (ii) matching employer contributions made under the Retirement Savings Plan for Mr. White's account, as follows: 1998, 3,302; 1997, $3,431; and 1996, $3,066.


      Except for the use of vehicles owned by the Bank by certain officers, no director or executive officer received any special personal benefits during 1998. In policy and practice, the Bank does not provide special personal benefits to directors or officers.

Retirement Savings Plan

      Employees who are age 21 or over and who have completed at least one year of service (as defined in the plan) are eligible to participate in the Community Bancorp. and Designated Subsidiaries' Retirement Savings Plan (the "Plan"). The Plan contains features of a so-called 401(k) plan which permit participants to make voluntary compensation deferrals on a tax-deferred basis of up to 15% of their pre-tax compensation. For 1999 the Plan limits the maximum annual deferral to $10,000 per participant. This maximum is adjusted annually for inflation by the Internal Revenue Service. The Corporation will make a discretionary matching contribution to the account of participants equal to a percentage of the amount deferred. The matching contribution percentage is established from time to time by the Corporation in its sole discretion. The matching contribution percentage for 1999 has been set at 50% of the amount deferred for deferrals of up to 5% of compensation. Deferrals in excess of 5% of compensation are not matched by the Corporation.

      In addition to voluntary compensation deferrals and matching employer contributions, the Corporation may make a discretionary profit sharing contribution each year. All employees who meet the eligibility requirements of the Plan receive this contribution, regardless of whether they have made any compensation deferrals. The contribution is allocated to participants based on their total eligible compensation.

      Participants are at all times fully vested in any rollover contributions from other plans and in their own compensation deferrals. Vesting in any discretionary employer contribution and in any matching employer contribution begins after three years of service, with full vesting upon seven years of service. Participants may direct the investment of their Plan account among four funds maintained by the Plan trustee, including a Community Bancorp. stock fund. Generally, distribution of Plan accounts is deferred until the participant's death, disability, retirement or other termination of employment, except in cases of financial hardship (as defined in the Plan). Benefits are subject to income tax upon distribution and certain early withdrawals may be subject to an additional 10% penalty tax. Distribution of Plan benefits may be in the form of an annuity, a lump sum in cash, or in certain circumstances, common stock of the Company.

Officer Incentive Plan

      The Bank maintains an Officer Incentive Plan (the "Plan") for its executive officers and vice presidents. Each executive officer or vice president having at least one year of service is eligible to participate in the Plan. Under the Plan, two separate incentive pools are established, one for the four executive officers and another for all vice presidents. The incentive bonus pool for executive officers is determined by the Bank's annual rating issued by IDC Financial Publishing, Inc., an industry-wide recognized ranking service, and a weighted average return on equity over the preceding four year period. The bonus pool under the Plan is determined according to the following schedule:


              IDC Rating              Percent of After-Tax Earnings
              -----------------------------------------------------

      Below Average                               0
      Average                                     1.00%
      Excellent                                   2.75%
      Superior                                    4.50%
      Top 3 in State and Superior                 6.00%


      Average Return on Equity(1)     Percent of After-Tax Earnings
      -------------------------------------------------------------

            less than 9.06%                         0
            9.06 to 10.55%                          1.25%
            10.56 to 12.05%                         2.75%
            12.06 to 13.55%                         3.75%
            13.56 to 15.05%                         4.75%
            15.06 to 16.55%                         5.75%
            16.56% and over                         6.50%


(Average return on equity is based on five year average return on equity for other Vermont banks as listed in the IDC Report.)

--------------------
<F1>  For calculation of 1998 bonuses, weighted average return on equity gives 40% weight to 1998, 30% weight to 1997, 20% to 1996 and 10% to
      1995.


      The results determined under the formulas in the above two tables are averaged to determine the amount of the incentive pool for the Bank's executive officers. The pool is divided into units and these units are distributed to the four executive officers. The return on equity targets, the applicable percentages of after-tax earnings and the allocation of the incentive units among the executive officers are determined by the Human Resources Committee of the Bank's Board of Directors, subject to the approval of the full Board.

      Because the amount of the incentive pool for executive officers depends in part on the Bank's annual rating by IDC Financial Publishing, Inc., which is not issued until the second quarter of the following year, 1998 bonus information for such officers was not yet available as of the date of preparation of this proxy statement.

      The incentive pools for Vice Presidents are determined by the following schedule:


      After-Tax Return
      on Average Assets     Percent of Salary
      ---------------------------------------

       less than 1.00%        0
       1.00% to 1.49%         8% of salary
       1.50% and over         10% of salary


      Distributions under the Plan to Vice Presidents (other than executive officers) are ordinarily payable in January for services rendered during the preceding fiscal year.

      Although the Board of Directors of the Bank presently intends to maintain an officer incentive plan, it may revise or replace the Plan at any time with a new one. As a matter of policy, the Board views incentive compensation as an important component of officer compensation since it appropriately links the Bank's performance with the compensation of those employees in the best position to contribute significantly to the Bank's profitability.

Supplemental Retirement Plan

      In 1998 the Board of Directors authorized the adoption of a Supplemental Retirement Plan for Mr. White and the other Executive Officers of the Bank to replace estimated benefits lost as a result of the previous termination of the Bank's defined benefit pension plan. The plan is intended to provide an annual benefit at retirement approximating 75% of the average annual bonus received by the officer. It is estimated that this benefit, combined with the projected benefits under the Bank's 401(k) plan, will be approximately equal to the benefit that would have been provided to the Executive Officers under the terminated defined benefit pension plan. Benefit payments will be funded by annual contributions to a rabbi trust.

                                  ARTICLE 2
        RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed the firm of A.M. Peisch & Company to continue as independent public accountants for the Corporation for the fiscal year ending December 31, 1999, subject to ratification of the appointment by the Corporation's shareholders. A.M. Peisch & Company were first appointed as independent public accountants of the Corporation for the 1985 fiscal year. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of A.M. Peisch & Company as the Corporation's independent certified public accountants for the fiscal year ending December 31, 1999. No determination has been made as to what action the Board of Directors will take if the shareholders do not ratify the appointment.

      A representative of A.M. Peisch & Company will be present at the Annual Meeting. He will be given an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

Vote Required

      Ratification of the selection of the Corporation's independent accountants for the ensuing year will require the affirmative vote of a majority of the votes cast "for" and "against."

      The Board of Directors recommends a vote FOR Article 2.

                                ANNUAL REPORT

      The Corporation's Annual Report to Shareholders for the fiscal year ended December 31, 1998, including consolidated financial statements and the report of A.M. Peisch & Company thereon, accompanies this proxy statement.

                            SHAREHOLDER PROPOSALS

      Under the rules and regulations of the Securities and Exchange Commission, the Corporation will be permitted to use its discretionary authority conferred in the proxy card for the annual meeting to vote on a shareholder proposal or director nominee even if the proposal or nominee has not been discussed in the Corporation's proxy statement, unless the shareholder-proponent has given timely notice to the Corporation of his or her intention to present the proposal or nominee for vote at the meeting. In order to be considered timely for consideration at the annual meeting, the shareholder-proponent must have furnished written notice to the Corporation of the proposal or nominee no later than February 18, 2000.

      If a shareholder seeks to have his or her proposal included in the Corporation's proxy materials for the annual meeting, the notification deadline is earlier than noted in the preceding paragraph. In order to be included in the proxy material for the 2000 annual meeting, shareholder proposals must be submitted in writing to the Secretary of the Corporation not later than December 4, 1999, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors of the Corporation, in accordance with such rules and regulations.

                                OTHER MATTERS

      As of the date of this proxy statement, the Board of Directors knows of no business that may come before the 1999 Annual Meeting except as set forth above. If any other matters should properly come before the meeting, it is expected that proxies will be voted on such matters in accordance with the recommendations of management.


PROXY                        COMMUNITY BANCORP.

                  Proxy for Annual Meeting of Shareholders
                                 May 4, 1999

      The undersigned hereby appoints Robert Darby, Leonard Lippens and Roger Whitcomb, or any one or more of them, attorney with full power of substitution in each, to vote all of the common stock of Community Bancorp. that the undersigned is (are) entitled to vote at the Annual Meeting of Shareholders to be held at the Elks Club, Derby, Vermont, on Tuesday, May 4, 1999 at 5:30 p.m. and at any adjournment thereof.

1.  ELECTION OF THREE DIRECTORS (Class expiring in 2002)
    [ ]  FOR ALL NOMINEES LISTED BELOW       [ ]  WITHHOLD AUTHORITY to vote
         (except as marked to the contrary)       for all nominees listed below

To serve until the Annual Meeting in 2002: THOMAS E. ADAMS, JACQUES R. COUTURE and RICHARD C. WHITE.

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

2. To ratify the selection of the independent public accounting firm of A.M. Peisch & Company as the Corporation's external auditors for the fiscal year ending December 31, 1999.

              [ ]  FOR          [ ]  AGAINST        [ ]  ABSTAIN

In their discretion, to act upon such other business as may properly come before the meeting or any adjournment thereof. If any such business is presented, it is the intention of the proxies to vote the shares represented hereby in accordance with the recommendations of management.

      This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholders. If no direction is made, this Proxy will be voted FOR Items 1 and 2.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

                                  Dated:                                 , 1999
                                         -------------------------------

                                  ---------------------------------------------
                                         Signature(s) of Shareholder(s)


                                  ---------------------------------------------
                                         Signature(s) of Shareholder(s)

                                  Please sign exactly as name is printed on this proxy. When signing as attorney, executor, administrator, trustee, guardian, or in any other representative capacity, please so indicate. All joint owners should sign.


NOT A PROXY                  COMMUNITY BANCORP.
                       ANNUAL MEETING OF SHAREHOLDERS
                                 May 4, 1999
                             DINNER RESERVATION

      Immediately following the Annual Meeting to be held at the Elks Club in Derby, Vermont, on Tuesday, May 4, 1999, at 5:30 p.m., a dinner will be served for all registered shareholders. Please indicate below whether you plan to attend the dinner.

      I/We _____ will _____ will not attend the dinner. If stock is held jointly, indicate the number attending the dinner.

 _____ One  _____Two

      If you are voting by proxy, please complete and return this card, along with your fully-executed proxy card, in the enclosed postage paid envelope. You should also complete and return this dinner reservation card in the enclosed postage paid envelope even if you plan to vote your shares in person rather than by proxy.


                                  Dated:                                 , 1999
                                         -------------------------------

                                  ---------------------------------------------
                                                    Signature


                                  ---------------------------------------------
                                                    Signature